EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-112472 of Parlux Fragrances, Inc. on Form S-3 of our report dated June 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain significant transactions with related parties, as described in Note 2), appearing in the Annual Report on Form 10-K of Parlux Fragrances, Inc. for the year ended March 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Miami, Florida
March 11, 2004